Exhibit 10.75
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
PRIVATE & CONFIDENTIAL
ATTORNEY WORK PRODUCT
SUBJECT TO CONFIDENTIALITY AGREEMENT
PROTECTED FROM DISCLOSURE BY APPLICABLE PRIVILEGES

This document contains protected attorney work product and discloses through its structure and terms the mental impressions of counsel. Access to this document is restricted by confidentiality agreement and professional privilege.

Dated as of December 11, 2020

Capital Provision Agreement

between
The Counterparty named in Annex I hereto
and
The Capital Provider, as defined in the introductory paragraph hereof

CONTENTS
SECTION     PAGE

19. No Waiver	20
20. Severability	20
21. Expenses	20
22. Relationship of Parties	20
23. Governing Law	21
24. Dispute Resolution	21
25. Rules of Construction	23

This CAPITAL PROVISION AGREEMENT (this “Agreement”), dated as of December 11, 2020, is between PDL BIOPHARMA, INC., an entity organized or formed under the laws of the jurisdiction identified in Annex I (the “Counterparty”), on the one hand, and EPPS INVESTMENTS LLC, a limited liability company formed under the laws of the State of Delaware (the “Capital Provider”), on the other hand.
1.Definitions
Certain capitalized terms used herein have the meanings assigned thereto in Exhibit A. Capitalized terms used but not otherwise defined in Exhibit A have the respective meanings assigned to such terms elsewhere in this Agreement.
2.Capital Provision Obligations and Capital Provider’s Entitlement
2.1     Capital Amount
a.The Capital Provider shall provide US $51,391,184 (the “Capital Amount”) to the Counterparty in a single payment (or a series of payments made at the same time) by wire transfer of immediately available funds on or before December 31, 2020. The Capital Provider shall provide the Counterparty with two days prior written notice of any such payment.
b.The Capital Provider shall retain $50,000 of the Capital Amount to cover its closing and other costs; for all other purposes of this Agreement, the Capital Amount shall be deemed to be the full stated amount thereof.
2.2    Capital Provider’s Entitlement

In consideration of their agreement to provide the Capital Amount, the Capital Provider shall be entitled to receive one hundred percent (100%) of Proceeds received on or after the Closing Date (the “Capital Provider’s Entitlement”).

3.Payment Obligations of the Counterparty
3.1    Payments
a.Non-Recourse Agreement. The Capital Amount is provided to the Counterparty on a non-recourse basis, and the Capital Provider’s Entitlement is derived from, computed on the basis of and paid solely from Proceeds. If there are no Proceeds, the Counterparty shall not have any obligation to pay the Capital Provider’s Entitlement (including any repayment of the Capital Amount provided).
b.Notice. Prior to the execution and delivery of the Assignment, if at any time Proceeds are paid or otherwise realized, the Counterparty shall promptly notify the Capital Provider of the amount of such Proceeds. After the execution and delivery of the Assignment, if the Counterparty becomes aware of Proceeds being paid or otherwise realized, the Counterparty shall promptly notify the Capital Provider of the amount of such Proceeds, to the extent known.

c.Post-Closing Obligation; Payment and Delivery of Proceeds. Within thirty (30) days of the date on which the Capital Amount has been paid to the Counterparty, the Counterparty shall open a bank account (the “Control Account”) with Wells Fargo Bank NA or another bank reasonably acceptable to the Counterparty and the Capital Provider (the “Depository Bank”) and enter into a deposit account control agreement with the Depository Bank and the Capital Provider with respect to such Control Account pursuant to which, among other things, the Depository Bank will agree to comply with instructions originated by the Capital Provider (and not the Counterparty) regarding the disposition of funds in the Control Account without the further consent of the Counterparty. The Counterparty shall use commercially reasonable efforts to obtain the consent of the parties to the Escrow Agreement to replace the Counterparty’s account set forth on Exhibit B-2 of the Escrow Agreement with the Control Account and shall promptly make such replacement if and when such consent is obtained.
d.Proceeds Held in Trust, etc. If, notwithstanding Section 3.1(c), any Proceeds are received by the Counterparty or an Affiliate of the Counterparty in an account which is not the Control Account, the Counterparty shall promptly pay or deliver such Proceeds to the Control Account or directly to the Capital Provider. If, notwithstanding Section 3.1(c), the Counterparty becomes aware of Proceeds received by a third party, the Counterparty shall instruct such third party to, (i) hold such Proceeds in trust for the benefit of the Capital Provider; (ii) segregate such Proceeds from all other funds and property; and (iii) immediately pay or deliver such Proceeds to the Control Account or directly to the Capital Provider; provided, that the Counterparty shall have no obligation to take any actions to require the third party to comply with such instructions and shall have no liability if such third party fails to comply with such instructions.
e.Circumstances of All Payment Obligations. The Counterparty shall be obligated to make a payment to the Capital Provider hereunder only upon (i) the receipt of Proceeds, (ii) an award of Proceeds that, due to a set-off (for counterclaims or any other reason) relating to actions taken by the Counterparty prior to the Closing Date, does not result in a receivable from the Adverse Party but is a positive amount pursuant to clause (v) of the definition of “Proceeds” herein (also deemed a “receipt” by the Counterparty of Proceeds hereunder), or (iii) a nonrecourse payment obligation to remit any payments received under Section 10(c). Such payment obligation shall be absolute and unconditional and shall not under any circumstances (including a dispute about the payment) be delayed, suspended or avoided.
f.Each payment to a party required under this Agreement shall be made to the payment account for such party specified on Annex II.

4.Covenants
4.1    Covenants of Each Party

Each of the Counterparty, on the one hand, and the Capital Provider, on the other hand, agrees that, so long as such party has or may have any obligation under this Agreement or any other Transaction Document to the other:
a.Until such time as the Assignment is executed and delivered, it shall preserve and continue its corporate existence, except (i) that the Capital Provider acknowledges and agrees that the Counterparty has approved the liquidation and dissolution of the Counterparty pursuant to a plan of dissolution and intends to file a Certificate of Dissolution with the Secretary of State of the State of Delaware in January 2021; and (ii) to the extent that the failure to do so would not have a Material Adverse Effect.
b.It shall use all reasonable efforts to maintain in full force and effect all consents, approvals, actions, authorizations, exceptions, notices, filings and registrations of or with any Governmental Authority that are required to be obtained by it with respect to this Agreement or any other Transaction Document and shall use all reasonable efforts to obtain any that may become necessary in the future; provided that, (i) the Capital Provider acknowledges and agrees that the Counterparty has approved the liquidation and dissolution of the Counterparty pursuant to a plan of dissolution and acknowledges and agrees that the Counterparty intends to file a Certificate of Dissolution with the Secretary of State of the State of Delaware in January 2021 and (ii) in the case of the Counterparty, if such efforts relate to the Claim or the Settlement Agreement and are taken at the instruction of the Capital Provider, they shall be at the expense of the Capital Provider.
c.It shall comply with all applicable laws and orders of any Governmental Authority to which it may be subject if failure so to comply would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
4.2    Covenants of the Counterparty
The Counterparty agrees with the Capital Provider that, until the Assignment has been executed and delivered:
a.Subject to Section 28 of the Settlement Agreement, the Counterparty shall provide the Capital Provider with material records and documentation relating to the Settlement Agreement and the Claim.
b.The Counterparty shall not [***] (ii) dispose of, transfer, encumber or assign, nor otherwise create, incur or assume any Adverse Claim with respect to, all or any portion of the Claim (or any interest therein), the Settlement Agreement or any Proceeds thereof (or any right to such Proceeds); or (iii) set off or agree to set off any amounts against the Claim or the Settlement Agreement or any Proceeds thereof (or any right to such Proceeds).
c.Subject to Section 8.4, the Counterparty shall itself or cause the Nominated Lawyers to, (A) until such time as the Assignment is executed and delivered, keep the Capital Provider fully and promptly apprised of material developments in relation to the Claim and the Settlement Agreement and (B) respond promptly to reasonable requests by the Capital Provider or its Affiliates or Representatives for information regarding the Claim and the Settlement Agreement, subject to Section 28 of the Settlement Agreement;
d.The Counterparty shall from time to time provide such information regarding the wind down and dissolution of the Counterparty as the Capital Provider may reasonably request and shall deliver to the Capital Provider written notice of the date of the filing by the Counterparty of a Certificate of Dissolution with the Secretary of State of the State of Delaware; and shall permit any representatives designated by the Capital Provider, upon reasonable prior notice and at reasonable times, to discuss such matters with those of the Counterparty’s directors, officers and employees having substantial knowledge of such matters.
e.Until the Assignment is executed and delivered, the Counterparty shall keep the Capital Provider fully and promptly apprised of material developments relating to any PDL/Wellstat Security Interest, any PDL/Wellstat Collateral Document or any PDL/Wellstat Financing Statement and the Counterparty shall upon the written instruction of the Capital Provider take reasonable actions requested by Capital Provider to maintain the effectiveness of (i) each PDL/Wellstat Security Interest; (ii) each PDL/Wellstat Collateral Document; and (iii) each PDL/Wellstat Financing Statement (for the avoidance of doubt, the Counterparty shall have no obligation to take any such action other than pursuant to the Capital Provider’s written instruction); and the Counterparty shall not, without the Capital Provider’s prior written consent permit any amendments to (iii) a PDL/Wellstat Collateral Document or (iv) a PDL/Wellstat Financing Statement.
4.3    Enforcement and Collection of the Claim; Assignment
a.The parties agree that the Capital Provider shall have the sole and exclusive right, authority and discretion to enforce and collect the Claim and/or the Settlement Agreement and/or any Proceeds thereof, at the Capital Provider’s sole expense, if, subject to the provisions of Section 12(b) of the Settlement Agreement, the Adverse Parties fail to make the Scheduled Final Payment under the Settlement Agreement by 11:59 AM EST on July 26, 2021.

b.If the Adverse Parties fail to make the Scheduled Final Payment under the Settlement Agreement by 11:59 AM EST on July 26, 2021, subject to the provisions of Section 12(b) of the Settlement Agreement, the Counterparty agrees to [***] (2) execute and deliver the Assignment to the Capital Provider, and (3) take all such other action as may be necessary or appropriate to effectuate the Assignment as reasonably directed by the Capital Provider; and (ii) as soon as practicable, and in any event within three (3) Business Days of the execution of the Assignment and directed by the Capital Provider, notify the Escrow Agent of the assignment of the Counterparty’s interests to the Capital Provider and assist the Capital Provider, to the extent necessary, in delivering replacement PDL Instruments to the Escrow Agent pursuant to paragraph 30 of the Settlement Agreement. Until such time as the Assignment is executed and delivered, the Capital Provider agrees with the Counterparty that the Capital Provider is not a party to the Claim or the Settlement Agreement.
c.Until the date that is three years from the filing of the Certificate of Dissolution by the Counterparty, the Counterparty shall cooperate, before and after the execution of the Assignment, at the reasonable request of the Capital Provider and at the Capital Provider’s expense, with the Capital Provider and its Representatives in all matters pertaining to collecting and enforcing the Claim and/or the Settlement Agreement and/or any Proceeds thereof, including, without limitation, by providing all pertinent records, documentation and other information reasonably requested to the Capital Provider (in each case subject to Section 28 of the Settlement Agreement if prior to the execution and delivery of the Assignment), and, upon reasonable notice, making employees, officers or consultants engaged by the Counterparty available to the Capital Provider or its representatives for interviews, to provide affidavits or other written statements and to appear and testify at any hearings relating to the collection and enforcement of the Claim and the Settlement Agreement.
d.The Counterparty agrees to execute, acknowledge and deliver all such further certificates, instruments and other documents, and take all such further action, each as requested by the Capital Provider, as may reasonably be necessary or appropriate to effect the agreements set forth in this Agreement and allow the Capital Provider to secure the full benefit of this Agreement and the Assignment.
5.Representations and Warranties
5.1    Representations and Warranties of Each Party
On each Representation Date, the Counterparty, on the one hand, and the Capital Provider, on the other hand, represents and warrants to the other as follows:
a.It (i) is duly organized or formed and validly existing under the laws of the jurisdiction of its organization or formation and, if relevant under such laws, in good standing, and (ii) is qualified to do business in each jurisdiction in which the nature of its business so requires, except where the failure to be so qualified would not reasonably be likely to result in a Material Adverse Effect. The Capital Provider acknowledges and agrees that the Counterparty has approved the liquidation and dissolution of the Counterparty pursuant to a plan of dissolution and intends to file a Certificate of Dissolution with the Secretary of State of the State of Delaware in January 2021.
b.It has the power to execute this Agreement and the other Transaction Documents to which it is a party, to deliver this Agreement and the other Transaction Documents it is required by this Agreement to deliver, and to perform its obligations under this Agreement and the other Transaction Documents; and it has taken all necessary corporate or limited liability company action to authorize such execution, delivery and performance.
c.Such execution, delivery and performance do not and shall not violate or conflict with (i) its certificate of incorporation, in the case of the Counterparty, or its constitutional documents, in the case of the Capital Provider, (ii) any law applicable to it, (iii) any order or judgment of any court or other Governmental Authority applicable to it or any of its assets or (iv) any contractual restriction binding on or affecting it or any of its assets, except, in the cases of clauses (ii) – (iv), to the extent any such violation or conflict would not have a Material Adverse Effect.
d.All consents, approvals, actions, authorizations, exceptions, notices, filings and registrations that are required to have been obtained by it with respect to its execution, delivery and performance of this Agreement or any other Transaction Document have been obtained and are in full force and effect, and all conditions of any such consents, approvals, actions, authorizations, exceptions, notices, filings and registrations have been complied with, except to the extent any such violation or conflict would not have a Material Adverse Effect.
e.This Agreement and the other Transaction Documents constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization or similar laws and to general equitable principles).
f.It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, and as to whether this Agreement and the other Transaction Documents and such transactions are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

g.No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby.
h.It is capable of assessing the merits of and understanding (on its own behalf or through independent professional legal advice), and understands and accepts, the terms, conditions and risks of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.
i.It is not relying on any communication (written or oral) of the other party or any of its Affiliates as legal advice or as a recommendation to enter into this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby, it being understood that information and explanations related to the terms and conditions of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, shall not be considered legal advice or as such a recommendation.
5.2    Representations and Warranties of the Counterparty
On each Representation Date (except as otherwise specifically provided below), the Counterparty represents and warrants to the Capital Provider as follows:
a.No litigation or other proceedings before any court or other Governmental Authority, official, tribunal or arbitrator that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, have been commenced by or against the Counterparty or, to the best of the Counterparty’s knowledge, are threatened against, the Counterparty or any collateral granted under Section 6 of this Agreement.
b.It is not insolvent, is not in the zone of insolvency, is able to pay its debts when due and has no insolvency proceedings threatened or outstanding against it.
c.With respect to each Claim and the Settlement Agreement:
i.it is the sole legal and beneficial owner of, has good title to, and possesses sole control of, such Claim, free and clear of any Adverse Claim;
ii.other than the Initial Settlement Payment (as defined in the Settlement Agreement), the transfer of the Diagnostics Assets to PDL in exchange for a credit bid and the payment by Hyperion Catalysis International, Inc. (“Hyperion”) of One Million Two Hundred Thousand Dollars ($1,200,0000) pursuant to an agreement dated January 27, 2012 between Hyperion and the Counterparty, the Counterparty has not received any payments in connection with such Claim or the Settlement Agreement, and

(B) any payments in connection with such Claim received after the date of this Agreement have been disclosed to the Capital Provider in accordance herewith;
iii.the Settlement Agreement has been duly authorized by the Counterparty with all necessary corporate authorizations, and duly executed, and all preconditions set forth therein, including the events set forth in subparagraphs (i) through (iv) of paragraph 2 of the Settlement Agreement, have been satisfied; the Escrow Agreement has been duly authorized by the Counterparty with all necessary corporate authorizations and duly executed in the form set forth as Exhibit A to the Settlement Agreement.
iv.it has not disposed of, transferred, encumbered or assigned all or any portion of such Claim (or any interest therein) or the Settlement Agreement or any Proceeds thereof, whether by way of security, subrogation, assignment to an insurer or otherwise; it has not set off or agreed to set off any amounts against such Claim or the Settlement Agreement, and, to its knowledge, there exist no rights of set-off or similar rights against the Counterparty that could permit any set-off of or counterclaim against such Claim or the Settlement Agreement;
v.the security interest granted by the Counterparty to the Capital Provider pursuant to Section 6 of this Agreement, is a legal, validly created, perfected, first priority security interest, subject to no other Adverse Claim;
vi.(A) it has not taken any steps or executed any documents which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and, to the Counterparty’s knowledge, there are no instances in which another Person has done or purported to do so; and (B) it has disclosed to the Capital Provider any asserted or, to its knowledge, unasserted claim, or asserted lien or judgment against it which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;
vii.subject to Section 8.4, it has disclosed to the Capital Provider all material information (in any and all media) in the knowledge, possession or control of the Counterparty or any of its Representatives related to the Settlement Agreement; any and all such information taken as a whole is accurate and complete in all material respects; and the Counterparty believes (and does not have, and has not been informed by any of its Representatives of, any belief to the contrary) that the Settlement Agreement is enforceable; and the Counterparty has not been advised by the Nominated Lawyers or any other legal counsel that the Settlement Agreement may not be enforceable.
d.It is not materially overdue in the filing of any material Tax return nor overdue in the payment of any material Taxes, to the extent that a breach or inaccuracy of any of the foregoing (i) could result in a liability of Capital Provider for any such Taxes, or (ii) could affect the Capital Provider’s first priority security interest in the Collateral.
6.Grant of Security
a.Simultaneously with the provision by the Capital Provider of the Capital Amount to the Counterparty, the Counterparty hereby grants to the Capital Provider a security interest in and continuing lien on all of the Counterparty’s right, title and interest in the following, in each case whether now or hereafter existing or in which the Counterparty now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”); provided that the Counterparty grants no right, title or interest in the Diagnostic Assets until such time as the Adverse Party is no longer entitled to a possible transfer of the Diagnostics Assets pursuant to the Settlement Agreement:
i.the Claim;
ii.the Settlement Agreement;
iii.all Accounts and General Intangibles (including Payment Intangibles) arising from the Claim or the Settlement Agreement;
iv.each of the Counterparty’s rights under the Escrow Agreement;
v.all Proceeds (and the obligation of the Adverse Party to pay the same);
vi.all of the Counterparty’s rights relating to the BioVeris License Agreement and all proceeds from the sale of the BioVeris license referred to in Section 5.g of the Settlement Agreement;
vii.all Supporting Obligations relating to the foregoing, including any bond posted to insure the payment thereof;
viii.each PDL/Wellstat Document and each right of the Counterparty under each PDL/Wellstat Document;
ix.PDL’s interest in all Wellstat Collateral and all Cash Proceeds and non-Cash Proceeds of Wellstat Collateral in the possession of the Counterparty or in the possession of the Escrow Agent;

x.each PDL/Wellstat Collateral Document and each right of the Counterparty under each PDL/Wellstat Collateral Document;
xi.each PDL/Wellstat Security Interest;
xii.each PDL/Wellstat Financing Statement; and
xiii.to the extent not otherwise included above, all Cash Proceeds and non-Cash Proceeds of any and all of the foregoing.
b.This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment in full when due, whether at declaration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all obligations of the Counterparty under this Agreement.
7.Confidentiality
7.1    Exclusive Ownership of Information by Disclosing Party
Each recipient of Confidential Information hereunder (the “Recipient”) agrees that all Confidential Information provided to it is and shall remain at all times the exclusive property of and owned by the other party (the “Disclosing Party”), or any of its Affiliates, as the case may be; and that the Recipient’s use or awareness of such Confidential Information shall create no rights, at law or in equity, in the Recipient in or to such information, or any aspect or embodiment thereof. Neither the execution of this Agreement or any other Transaction Document, nor the furnishing of any Confidential Information hereunder, shall be construed as granting, whether expressly or by implication, estoppel or otherwise, any license to distribute or title to any patent, trademark, copyright, service mark, business and trade secret or other proprietary right, title or interest in or to such Confidential Information, or to use such Confidential Information for any purpose other than as specified in this Agreement or any other Transaction Document, or to constitute a waiver of any attorney-client privilege or work product protection.
7.2    Non-Disclosure of Information
a.Subject to Section 7.4, the Recipient shall not for any reason, (i) until the later of (A) the seventh (7th) anniversary of the date of this Agreement, or (B) the second (2nd) anniversary of the receipt of all Proceeds, disclose, reveal, report, publish, transfer or make available, directly or indirectly, to any Person other than its Representatives authorized pursuant to Section 7.3, nor use for any purpose other than the fulfillment of its obligations hereunder (collectively, “Disclose”), any

Confidential Information provided to it by the Disclosing Party; nor (ii) in perpetuity, Disclose any Protected Material provided to it by the Disclosing Party.
b.Moreover, notwithstanding any other provision of this Agreement but subject to clause (c) below, at no time shall the Recipient knowingly disclose any Confidential Information or Protected Material, and the Recipient shall treat such materials in a manner that does not substantially increase the likelihood that any of the foregoing shall come into possession of anyone known to be the Adverse Party or a conduit of the Adverse Party.
c.Notwithstanding the foregoing clauses (a) and (b), the parties and their respective Affiliates shall be permitted (i) from the Closing Date, to disclose publicly their involvement in the applicable Claim, and (ii) at any time, to make disclosures as otherwise required by law, including without limitation securities laws and the rules and regulations thereunder and the rules and regulations of any securities exchange on which its securities may be listed and from and after any such disclosure the information so disclosed shall no longer constitute Confidential Information; provided, that, in the case of the Counterparty disclosing, it shall, to the extent practicable and not prohibited by applicable law or any contract or agreement to which the Counterparty is party, provide the Capital Provider with a copy of any planned disclosure and consider any comments of Capital Provider prior to disclosing.

7.3    Confidentiality Procedures
Except as permitted under Section 7.2, the Recipient shall not disclose Confidential Information it receives from the Disclosing Party to any Person except its Representatives who have a “need to know” such information and to potential assignees under Section 11 provided such potential assignees agree to be bound by confidentiality obligations no less restrictive than those set forth in this Agreement. The Recipient shall procure its Representatives’ compliance with this Section 7 and shall be responsible for its or its Representatives’ failure to so comply.
7.4    Judicial and Official Disclosure Requests
a.If a Recipient receives a subpoena or other lawful request, including in any judicial, arbitral or administrative proceeding or by any Governmental Authority, to disclose any Confidential Information (a “Disclosure Request”), then such Recipient shall, before complying with such Disclosure Request if legally permitted, promptly provide written notice of such Disclosure Request, including a copy of such Disclosure Request, to the Disclosing Party, sufficiently in advance so that the Disclosing Party may contest the Disclosure Request. If, upon such notice, the Disclosing Party elects to contest the Disclosure Request (all such contests being at the Disclosing Party’s expense and under its control; provided that the Disclosing Party shall consult with the Recipient about such contests), to the extent legally permitted the Recipient shall not disclose any Confidential Information until such time as a final, non-appealable or non-stayed order has been entered compelling such disclosure, and the Recipient shall cooperate with the Disclosing Party in its contest.
b.If any such Disclosure Request seeks disclosure of an unredacted, non-public version of this Agreement or any other Transaction Document, any non-public terms hereof or thereof, or any communications between the Counterparty and the Capital Provider, then the Recipient shall (i) if legally permissible, notify the Capital Provider as promptly as practicable; (ii) object to such disclosure on all applicable bases, including work product doctrine, common interest privilege and relevance, as applicable and as instructed by the Capital Provider; and (iii) abide by the reasonable instructions of the Capital Provider with respect to the management of such objections and requests for confidential treatment, all at the Capital Provider’s sole cost and expense.
c.Should the Disclosing Party not contest the Disclosure Request, the Recipient shall not have any obligation to do so; the Recipient may, however, contest the Disclosure Request even if the Disclosing Party elects not to do so.
d.In the event that a Disclosure Request is made to a party other than a Recipient hereunder (a “Third Party CI Holder”), and such Third Party CI Holder is a Representative of the Recipient of the Confidential Information requested in the Disclosure Request, then, upon becoming aware of the issuance of such Disclosure Request such Recipient shall use commercially reasonable efforts to cause such Third Party CI Holder to take the actions described in clauses (a) and (b) of this Section 7.4 as obligations of the Recipient.
e.Notwithstanding anything herein to the contrary, the obligations of the Recipient in connection with Disclosure Requests shall not apply with respect to requests made by a regulatory or self-regulatory body having jurisdiction over the Recipient when such disclosures are required by law as a matter of general or routine examinations in which no specific request is made for Confidential Information relating to the Disclosing Party or the Claim(s).
8.Legal Privilege
8.1    Common Interest Privilege Applies
The parties agree that the Counterparty, the Capital Provider and the Capital Provider’s Affiliates have a “common legal interest” in each Claim and its successful prosecution, this Agreement and the other Transaction Documents, and any discussion, evaluation and negotiation and other communications and exchanges of information relating thereto.

8.2    Information Subject to Privilege Protection
Notwithstanding any contrary provision of this Agreement, the parties agree that any Protected Material shall at all times remain subject to all applicable Privileges, it being the express intent of the parties and their Affiliates to preserve intact to the fullest extent applicable, and not to waive, by virtue of this Agreement or otherwise, in whole or in part, any and all Privileges to which Protected Material, or any part of it, is, may be or may in the future become subject. It is the good faith belief of the Disclosing Party that Privileges, including the common interest privilege, attach to the Protected Material and disclosure of Protected Material is made in reliance on that good faith belief.
8.3    Information Subject to Work Product Protection
The parties agree that without limiting the foregoing, any materials prepared in anticipation of litigation by or for the Counterparty, the Capital Provider, any of its respective Affiliates or any of their respective Representatives shall remain subject to work product protection. [***] Moreover, the parties agree that information shared between the Counterparty and the Capital Provider is shared pursuant to a common interest and non-disclosure agreement, and the exchange of such information does not increase the risk of disclosure, inadvertent or otherwise, to the Adverse Party or any other adversary and does not lessen or waive the protection secured under work product doctrine. Disclosure of work product is made in reliance on that good faith belief.
8.4    No Obligation to Provide Privileged Information
Notwithstanding other provisions of this Agreement, prior to the exercise of the Assignment, the Counterparty is not obliged to provide to the Capital Provider any information that is subject to attorney-client privilege; provided that if the Counterparty withholds from the Capital Provider information otherwise required by this Agreement on the basis of attorney-client privilege, any other Privilege or any similar doctrine of confidentiality, it shall provide prompt notice thereof to the Capital Provider.
9.Indemnification
The Capital Provider (the “Capital Provider Indemnifying Party”) agrees to indemnify, defend and hold the Counterparty and its Representatives (the “Counterparty Indemnified Parties”) free and harmless from and against any and all losses, costs, charges, damages and expenses (including reasonable attorneys’ fees and costs of experts and advisors) (collectively, “Losses”) that may be imposed on, incurred by or asserted against any Counterparty Indemnified Party in any matter arising from or related actions taken by the Capital Provider in connection with the Transaction Documents, the Claim or the Settlement Agreement or actions taken (or not taken) by the Counterparty at the direction or with the consent of the Capital Provider in connection with the Transaction Documents, the Claim or the Settlement Agreement after the Closing Date; provided that the Capital Provider shall not be liable for Losses caused by the gross negligence or willful misconduct of the Counterparty or any of its Representatives, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Any Counterparty Indemnified Party who receives notice of a claim for which it shall seek indemnification hereunder shall promptly notify the Capital Provider Indemnifying Party of such claim in writing. The Capital Provider Indemnifying Party shall have the right to assume the defense of such action at its cost with counsel reasonably acceptable to the Counterparty Indemnified Party; provided, that the Capital Provider Indemnifying Party shall not have any right to assume the defense of any claim for equitable or injunctive relief or any claim that would impose criminal liability or criminal penalties and the Counterparty Indemnified Party shall have the right to defend any such claim with counsel reasonably acceptable to the Capital Provider Indemnifying Party at the Capital Provider Indemnifying Party’s sole cost and expense; and, provided further, the Capital Provider Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Counterparty Indemnified Parties for any period during which the Capital Provider Indemnifying Party has failed to assume the defense thereof. The Counterparty Indemnified Party shall have the right to participate in such defense with its own counsel at its cost; provided, that the fees and expenses of such counsel shall be at the Capital Provider Indemnifying Party’s sole cost and expense if (a) the named parties to the claim (including any impleaded parties) include both the Capital Provider Indemnifying Party (or any of its Affiliates) and a Counterparty Indemnified Party, and the Counterparty Indemnified Party reasonably determines (after consultation with counsel) that representation by counsel to the Capital Provider Indemnifying Party (or its Affiliate) of both the Capital Provider Indemnifying Party (or its Affiliate) and the Counterparty Indemnified Parties may present such counsel with a conflict of interest or (b) the Capital Provider Indemnifying Party is not defending such claim in good faith. If the Capital Provider Indemnifying Party assumes the defense of any claim, the Capital Provider Indemnifying Party shall not, without the prior written consent of the Counterparty Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such claim if such settlement, compromise or judgment (a) involves a finding or admission of wrongdoing, (b) does not include an unconditional written release by the claimant or plaintiff of the Counterparty Indemnified Party from all liability in respect of such claim or (iii) imposes equitable remedies or any obligation on the Counterparty Indemnified Party other than solely the payment of money damages for which the Counterparty Indemnified Party will be indemnified hereunder. Any failure by the Counterparty Indemnified Party to give prompt notice of a claim hereunder shall not relieve the Capital Provider Indemnifying Party of its indemnification obligation except to the extent the Capital Provider Indemnifying Party is actually and materially prejudiced by such failure. The indemnification required hereunder shall be made by prompt payment by the Capital Provider Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Counterparty Indemnified Parties or Losses incurred have been notified to the Counterparty Indemnified Parties.

10.Exculpation; Reinstatement
a.The Counterparty shall retain no liabilities or obligations to parties other than the Capital Provider and its Representatives in any matter arising out of or related to the Claim or the Settlement Agreement from and after the Closing Date; provided that the foregoing shall not apply to liabilities or obligations which were incurred by the Counterparty prior to the Closing Date or relate to actions taken by the Counterparty prior to the Closing Date.
b.The maximum liability of the Capital Provider under this Agreement and the other Transaction Documents (and the transactions contemplated hereby and thereby) in relation to any Claim is capped at an amount equal to the Capital Amount, except in the event of any fraud or willful misconduct of the Capital Provider. This limitation of liability is absolute and applies to liability for (without limitation) breach of contract, negligence and gross negligence, and for any damages that may constitute compensatory damages, lost profit, expenses, costs, losses or charges, or consequential, exemplary or punitive damages or otherwise, except in each case in the event of fraud or willful misconduct by the Capital Provider or its Representative. This limitation of liability extends to the Capital Provider and its Representatives.
c.Prior to the execution and delivery of the Assignment, to the extent any payment received by the Capital Provider, or obligation incurred by the Counterparty pursuant to any of the Transaction Documents, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid in whole or in part by the Capital Provider or paid over to a trustee, receiver or any other entity, whether under any bankruptcy law, insolvency, fraudulent transfer law or otherwise (any such payment or obligation being hereinafter referred to as a “Challenged Item”), then the nonrecourse obligations of the Counterparty pursuant to this Agreement with respect to such Challenged Item shall (i) be fully reinstated and revived, as the case may be, notwithstanding such payment or incurrence, and (ii) to the extent of each such Challenged Item, remain effective and continue in full force and effect as if said Challenged Item had not occurred or been made; provided that the Counterparty’s reinstated obligation shall be on a non-recourse basis, and the Capital Provider’s Entitlement shall be derived from, computed on the basis of and paid solely from Proceeds.
11.Limitations on Transfer, Successors and Assigns; Third Party Beneficiaries
a.Neither this Agreement nor any other Transaction Document, nor any right or obligation in or under this Agreement or any other Transaction Document, may be transferred (whether by way of security or otherwise) or delegated by the Counterparty without the prior written consent of the Capital Provider, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the

Counterparty may transfer this Agreement, any Transaction Document and any rights and obligations hereunder and thereunder to a liquidating trust or other vehicle established to effect the consummation of its dissolution and liquidation. The Capital Provider may assign its rights and obligations under this Agreement and the other Transaction Documents, in whole or in part, (i) to an Affiliate of the Capital Provider; (ii) to a Person that is not an Affiliate of the Capital Provider with the prior written consent of the Counterparty, which shall not be unreasonably withheld or delayed; and/or (iii) from and after the execution and delivery of the Assignment, to a Person that is not an Affiliate of the Capital Provider so long as the Capital Provider continues to administer this Agreement as a servicing entity and remains fully liable for all indemnification obligations pursuant to Section 9. Any purported transfer that is not in compliance with this provision shall be void.
b.This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
c.No Person other than the parties hereto (and the Counterparty Indemnified Parties, and any permitted transferee hereunder) shall have any rights under this Agreement.
12.Tax Withholding
The Counterparty shall make all payments under or in connection with this Agreement without any deduction or withholding for or on account of any Tax, except as may be required by applicable law. If any such deduction or withholding is required by law to be made, the Counterparty shall (a) promptly notify the Capital Provider upon becoming aware that it must make such a deduction or withholding; (b) be entitled to withhold and pay to the relevant authorities (within the time allowed) the full amount required to be deducted or withheld; and (c) promptly provide evidence reasonably acceptable to the Capital Provider evidencing the relevant withholding and payment to such authorities. The Capital Provider shall deliver to the Counterparty on the Closing Date (and upon the request of the Counterparty prior to the time that any payment is made to the Counterparty pursuant to this Agreement), executed copies of IRS Form W-9 certifying that the Capital Provider is exempt from U.S. federal backup withholding taxes.
13.Anti-Corruption; Data Protection
a.Each of the Counterparty and the Capital Provider acknowledges to the other party that such party seeks to comply with all applicable anti-money laundering, sanctions, anti-corruption and anti-bribery laws and regulations (collectively, “Anti-Corruption Rules”). In furtherance of these efforts, each of the Counterparty and the Capital Provider represents and warrants to the other party as follows:

i.it is not the target of any economic or financial sanctions with respect to the United States Government (including the U.S. Department of Treasury Office of Foreign Assets Control), the United Nations Security Council or the European Union;
ii.in the case of the Capital Provider, the source of funds for the Capital Amount originates from activities that are not prohibited under any U.S. state or federal law; and
iii.neither it nor any of its Affiliates, nor to its knowledge anyone acting on its behalf, has at any time:
A.violated, or engaged in any activity, practice or conduct which would violate, any applicable Anti-Corruption Rule;
B.used funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or
C.directly, or indirectly through its agents, Representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any government official or other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a government official or another Person for the purpose of influencing any act or decision of such government official or such Person in his/her or its official capacity, including a decision to do or omit to do any act in violation of his/her or its lawful duties or proper performance of functions or inducing such government official or such Person to use his/her or its influence or position with any Governmental Authority or other Person to influence any act or decision, in each case in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Counterparty or any of its Affiliates, on the one hand, or the Capital Provider or any of its Affiliates, on the other hand.
b.Each of the Counterparty and the Capital Provider will not engage in any business or other activities, including through agents or subcontractors, that could cause the other party to be in direct or indirect violation of any applicable Anti-Corruption Rule. In the event the Counterparty’s payment to the Capital Provider of any amounts owed hereunder would cause the Capital Provider to be in direct or indirect violation of an applicable Anti-Corruption Rule, the Counterparty shall in good faith cooperate with the Capital Provider and/or its Affiliates to identify a payment mechanism that would not violate any such rule. In the event the Capital Provider’s payment to the Counterparty of any amounts owed hereunder would cause the Counterparty to be in direct or indirect violation of an applicable Anti-Corruption Rule, the Capital Provider shall in good faith cooperate with the Counterparty and/or its Affiliates to identify a payment mechanism that would not violate any such rule.
c.Each of the Counterparty and the Capital Provider acknowledges and agrees that, notwithstanding anything to the contrary, such party shall have no obligation to make or receive any payment or take any other action if either party concludes in good faith that making or receiving such payment or taking such action would violate any applicable Anti-Corruption Rule.
d.Each of the Counterparty and the Capital Provider will comply with all applicable data privacy and protection laws, including but not limited to the California Consumer Privacy Act, Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), as required, and not process any personal data (defined as any information that can, whether directly or indirectly, identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular person, including but not limited to definitions of “personally identifiable information,” “personal data,” “personal information” under all applicable data protection laws) other than as instructed by the owner or licensor of such personal data unless processing required by applicable law to which the contracted processor is subject. Each will ensure that any contracted processors comply with all applicable data privacy and security laws, and not process any personal data other than instructed by the owner or licensor of such personal data.
e.Each will safeguard all data (including personal data), including implementing appropriate technical, physical and organizational security measures, systems and technologies, in compliance with and as required under applicable data protection laws.
14.Notices
14.1    Effectiveness of Notices
Any notice or other communication in respect of this Agreement shall be in writing and may be given in any manner described below to the address or number provided for the recipient in Annex I (which notice information may be changed by a party by notice to the other party) and shall be deemed effective as indicated:
a.if delivered in person or by courier, on the date it is received;

b.if sent by certified or registered mail or the equivalent (return receipt requested), on the date it is received; or
c.if sent by email, on the date sent in the absence of any immediate automated response indicating the message was not received or would not be timely read, and if such an immediate automated response is received by the sender, on the date the sender receives an acknowledgement from the recipient, unless the date of receipt is not a Business Day or the communication is received after the close of business on a Business Day, in which case such communication shall be deemed given and effective on the first following day that is a Business Day. Notices to the Counterparty shall be copied to the Nominated Lawyers, but notice to the Nominated Lawyers shall not constitute notice to the Counterparty.
15.Amendments
No amendment, modification or waiver in respect of this Agreement shall be effective unless in writing and executed by the Counterparty and the Capital Provider.
16.Entire Agreement
This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and is the final and complete expression of their intent. The parties represent and warrant that no prior or contemporaneous negotiations, promises, agreements, covenants or representations of any kind or nature, whether made orally or in writing, have been made or relied upon by them, whether in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated herein; it being the intention of the parties that in the event of any subsequent litigation, controversy or dispute concerning the terms and provisions of this Agreement, no party shall be permitted to offer or introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing.
17.Counterparts
This Agreement and the other Transaction Documents (and each amendment, modification and waiver in respect thereof) may be executed and delivered in counterparts (including by facsimile or digital transmission), each of which shall be deemed an original.
18.Survival of Obligations
The rights and obligations of the parties under Sections 3 and 5 through 25 shall survive the exercise of the Assignment or the collection of all Proceeds hereunder.

19.No Waiver
A failure or delay in exercising any right, power or privilege in respect of this Agreement or any other Transaction Document shall not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege shall not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.
20.Severability
If any term of this Agreement or any other Transaction Document, or the application thereof to either party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, modified by the deletion of the unenforceable, invalid or illegal portion, shall continue in full force and effect, and such unenforceability, invalidity, or illegality shall not otherwise affect that of the remaining terms, so long as this Agreement and the other Transaction Documents as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement or any other Transaction Document shall not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties shall endeavour in good faith negotiations to replace any prohibited or unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.
21.Expenses
Except as otherwise expressly provided in this Agreement or any other Transaction Document, each party shall bear its own expenses in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents. From and after the Closing Date, all actions taken by the Counterparty at the direction or instruction of the Capital Provider pursuant to this Agreement shall be at the sole expense of the Capital Provider.
22.Relationship of Parties
a.The Capital Provider and certain of its Affiliates are engaged in a capital provision and advisory business [***]. The Capital Provider and its Affiliates are not law firms and are not engaged in the practice of law with respect to any Claim or the Counterparty. The Counterparty may not, and shall not, rely on the Capital Provider or any of its Affiliates for legal advice.
b.Nothing in this Agreement or any other Transaction Document shall give rise to or be construed to create a fiduciary, lawyer-client, lender-borrower, agency or other non-contractual relationship between the Counterparty and the Capital Provider.
c.This Agreement does not create any partnership, joint venture or any other type of affiliation between the Counterparty and the Capital Provider, nor does this Agreement create a joint interest in any Claim for any purpose, including for U.S. federal, state and local income tax purposes.
23.Governing Law
Except as set forth otherwise in Section 24, this Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York (without reference to any conflict of law principles or choice of law doctrine that would have the effect of causing this Agreement to be construed in accordance with or governed by the law of any other jurisdiction).
24.Dispute Resolution
a.Any and all of the following shall (to the exclusion of any other forum except as set forth herein) be referred to and finally resolved by arbitration under the [***] (the “Rules” [***]), which Rules are deemed to be incorporated by reference into this clause: any dispute, controversy or claim arising out of or in connection with (i) this Agreement (including this Section 24); (ii) any other Transaction Document; or (iii) any relationship or interaction between the Counterparty, on the one hand, and any Capital Provider, on the other hand, including, as to all such disputes, claims and controversies, any question regarding (x) the existence, arbitrability, validity or termination of this Agreement (including this Section 24) or any other Transaction Document, (y) any relationship or interaction between the above identified parties, or (z) the obligation of any Person to arbitrate any such dispute.
b.Except as otherwise specifically provided in this Agreement (including this Section 24) or any other Transaction Document, (i) the arbitral tribunal (the “Tribunal”) shall have the exclusive power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to emergency relief, injunctive relief and/or any other interim or conservatory measures or other relief permitted by the Rules (collectively, “Conservatory Measures”), and any such measures ordered by the Tribunal shall, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of such measures and shall be enforceable as such in any court of appropriate jurisdiction; and (ii) prior to the formation or expedited formation of the Tribunal ([***]), the provisions of [***] the Rules shall apply to any request for Conservatory Measures. Notwithstanding any other provisions of this Section 24 [***], each party retains the right, at any time before or after the formation of the

Tribunal, to apply to any court of competent jurisdiction for Conservatory Measures necessary to enforce a party’s rights under Section 6 of this Agreement, including, but not limited to, judicial and non-judicial foreclosure, attachments or injunctions, and any such request shall not be deemed incompatible with this agreement to arbitrate or a waiver of the right to arbitrate.
c.The referral of a dispute to arbitration shall not suspend or interfere with the Counterparty’s obligation to make timely payment to the Capital Provider of the Capital Provider’s Entitlement (or any portion thereof); provided that if the Counterparty disputes its obligation hereunder to pay any amount to the Capital Provider, the Counterparty must (i) commence an arbitral proceeding pursuant to this Section 24 within five (5) Business Days after the date such amount was (but for the dispute) due, (ii) make timely payment to the Capital Provider of any undisputed amounts and (iii), to the extent any disputed funds are not in the Control Account, within two (2) Business Days after the date such amount was (but for the dispute) due, deposit any and all disputed amounts in a dedicated account with [***] as fund holder, which amounts shall be released, including any interest thereon, as directed in writing by the Tribunal in any award, order or decision, unless the parties expressly agree otherwise in writing.
d.Any request for arbitration or response thereto submitted to [***] may be delivered by any means (including email) set forth in Section 14 (Notices) or any other means that is reasonably likely to achieve actual service.
e.The number of arbitrators shall be three. Subject to [***] the Rules, each party to the arbitration shall nominate one arbitrator and the two arbitrators nominated by the parties shall, within ten (10) days of the nomination of the second party-nominated arbitrator, agree upon and nominate a third arbitrator who shall act as Chairman of the Tribunal. If no agreement is reached within ten days or at all, [***] shall select and appoint a third arbitrator to act as Chairman of the Tribunal.
f.The seat, or legal place, of arbitration shall be New York, New York. Notwithstanding the terms of Section 23 (Governing Law), the U.S. Federal Arbitration Act shall govern the interpretation, application and enforcement of this Section 24 and any arbitration proceedings conducted hereunder. The language to be used in the arbitral proceedings shall be English.
g.In addition to the confidentiality requirements imposed on the parties by [***] the Rules, each party is obligated to keep confidential the existence and content of any arbitral proceedings initiated hereunder and any rulings or award except (i) to the extent that disclosure may be required of a party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all parties, (iii) where needed for the preparation or presentation of a claim or defense in such arbitral proceedings, (iv) where such information is already in the public domain other than as a result of a breach of this clause (g), (v) by order of the Tribunal upon application of a party, or (vi) to the extent such disclosure is required by law.
h. In addition to the authority conferred upon the Tribunal by the Rules, the Tribunal shall have the authority to order production of documents in accordance with [***] as current on the date of the commencement of the arbitration. No other form of disclosure or discovery shall be permitted. All contentions that a document or communication is privileged and, as such, exempt from production in the arbitration, shall be resolved by the Tribunal in accordance with [***].
i.The judgment of any court of appropriate jurisdiction shall be entered upon any award made pursuant to an arbitration conducted pursuant to the terms of this Section 24.
j.Any attempt by the Counterparty or the Capital Provider, or any other Person subject to this Section 24 to seek relief or remedies in any forum that contravenes this Section 24 shall constitute a breach of this Agreement and entitle the non-breaching party to damages, equitable relief and full indemnification against all costs and expenses incurred in connection therewith.
k.The Counterparty, being a sophisticated commercial entity with access to counsel, irrevocably waives and forever and unconditionally releases, discharges and quitclaims any claims, counterclaims, defenses, causes of action, remedies and/or rights that it has or may have in the future arising from any doctrine, rule or principle of law or equity that this Agreement or any other Transaction Document, or any of the relationships and transactions contemplated hereby or thereby, (i) are against the public policy of any relevant jurisdiction; (ii) are unconscionable or contravene any laws relating to consumer protection; (iii) are usurious or call for payment of interest at a usurious rate; (iv) were entered into under duress; (v) were entered into as a result of actions by the Capital Provider that violated its obligations of good faith and/or fair dealing; (vi) constitute illegal gambling or the sale of unregistered securities; (vii) constitute malicious prosecution, abuse of process or wrongful initiation of litigation; or (viii) constitute champerty, maintenance, barratry or any impermissible transfer, assignment or division of property or choses in action. The parties specifically agree that any issues concerning the scope or validity of the foregoing waiver shall be within the exclusive jurisdiction of the Tribunal.
25.Rules of Construction
Unless the context otherwise clearly requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “shall” shall be construed to have the same meaning and effect as the word “will”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (g) the phrase “to its knowledge” and phrases of similar import shall be construed to mean the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Counterparty; (h) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) all references herein to Sections, Annexes, Exhibits and Schedules, as applicable, shall be construed to refer to Sections of, and Annexes, Exhibits and Schedules to, this Agreement, and the same are incorporated herein as part of this Agreement; and (j) the headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
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Signature page to Capital Provision Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Capital Provision Agreement as of the date first written above.
Counterparty:
PDL BIOPHARMA, INC.
By: ________________________________
Title:
Capital Provider:
EPPS INVESTMENTS LLC
By: ________________________________
Title: Authorized Signatory

EXHIBIT A
Defined Terms
“Accounts” has the meaning given to such term in the NYUCC.
“Adverse Claim” means, with respect to any Claim, the Settlement Agreement or any interest therein or any Proceeds thereof, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or affecting such Claim, the Settlement Agreement or any interest therein or any Proceeds thereof, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Claim, the Settlement Agreement or any interest therein or any Proceeds thereof, (iii) any purchase option, call or similar right of a third party with respect to such Claim, the Settlement Agreement or any interest therein or any Proceeds thereof and (iv) any other claim that a claimant has an interest in such Claim, the Settlement Agreement or any interest therein or any Proceeds thereof or that it is a violation of the rights of the claimant for another person to hold, transfer or deal with such Claim, the Settlement Agreement or any interest therein or any Proceeds thereof.
“Adverse Party” means, with respect to any Claim, individually and collectively, the Person(s) named as defendants or counterclaim defendants in such Claim, as set forth on Annex II, and any other Person added or joined to the Claim from time to time as a defendant or indemnitor or against whom proceedings are asserted or threatened even if such Person is not named or served, and in each case their respective Affiliates and successors.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For this purpose, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Anti-Corruption Rules” has the meaning set forth in Section 13.
“Assignment” means the form of assignment set forth as Exhibit B to this Agreement.
“BioVeris” has the meaning given such term in the Settlement Agreement.
“BioVeris License Agreement” has the meaning given such term in the Settlement Agreement.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.
“Capital Amount” has the meaning set forth in Section 2.1.
“Capital Provider” has the meaning set forth in the introductory paragraph of this Agreement.
“Capital Provider’s Entitlement” has the meaning set forth in Section 2.2.
“Capital Provider Indemnifying Party” has the meaning set forth in Section 9.
“Cash Proceeds” has the meaning given to such term in the NYUCC.
“Claim” means the claims described on Annex II; each claim shall be referred to individually as “a Claim” and all such claims together shall be referred to collectively as “the Claim,” subject in all instances to the resolution thereof contained in the Settlement Agreement.
“Closing Date” means the date of the execution and delivery of this Agreement, December 11, 2020.
“Collateral” has the meaning set forth in Section 6(a).
“Confidential Information” means any non-public, confidential or proprietary information relating to: (i) either party and its Affiliates and Representatives, information provided by them about their business and operations or the structures and economic arrangements they use in their business; (ii) discussions and negotiations related to the terms of the Transaction Documents; (iii) theories, strategies and tactics relating to enforcement and collection of the Claim or the Settlement Agreement, (iv) any financial statements, accounts or other similar information or materials; (v) business or financial information, business plans and relationships, marketing or product data; (vi) algorithms, computer databases, computer programs, computer software and systems, intellectual property, trade secrets and trademarks; and (vii) research, scientific data, specifications, technical data, techniques and technology; and (viii) other non-public information related to the Claim or the Settlement Agreement; in all cases regardless of whether such information is (A) written or oral, irrespective of the form or storage medium, or (B) specifically identified as “Confidential”. Notwithstanding the foregoing, Confidential Information does not include information that (x) was or becomes generally available to the public other than as a result of a disclosure by the Recipient in violation of this Agreement; (y) was available to the Recipient on a non-confidential basis prior to its disclosure; or (z) was developed independent of the information derived from the Confidential Information.
    Exhibit A - Page 2

“Conservatory Measures” has the meaning set forth in Section 24.
“Control Agreement” has the meaning set forth in Section 3.1(c).
“Counterparty” has the meaning set forth in the introductory paragraph of this Agreement.
“Counterparty Indemnified Party” has the meaning set forth in Section 9.
“Deed of Trust” has the meaning given to the term “Deed of Trust” in the Settlement Agreement.
“Depository Bank” has the meaning set forth in Section 3.1(c).
“Diagnostics Assets” has the meaning given to the term “Diagnostics Assets” in the Settlement Agreement.
“Disclosing Party” has the meaning set forth in Section 7.1.
“Escrow Agent” has the meaning given such term in the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement dated as of August 11, 2020, by and among the Counterparty, the Adverse Parties and Escrow Agent, as may be amended, modified, supplemented or waived from time to time in accordance therewith.
“General Intangibles” has the meaning given to such term in the NYUCC.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hyperion” has the meaning set forth in Section 5.2(c)(ii).
[***]
“Losses” has the meaning set forth in Section 9.
“Material Adverse Effect” means, with respect to any event or circumstance and either party, one or more of (i) the material impairment of its ability to perform any of its material obligations under this Agreement or any other Transaction Document, (ii) the material impairment of the rights or remedies available under this Agreement or any other Transaction Document to the other party and (iii) solely in the case of the Counterparty, an adverse effect on any Claim or the Settlement Agreement or the value or collectability thereof.
    Exhibit A - Page 3

“Nominated Lawyers” means Gibson, Dunn & Crutcher LLP.
“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Payment Intangibles” has the meaning given to such term in the NYUCC.
“PDL Instruments” has the meaning given to such term in the Settlement Agreement.
“PDL/Wellstat Collateral Documents” means each mortgage, deed of trust, security agreement, pledge agreement, deposit control account agreement or similar agreement pursuant to which an Adverse Party provides the Counterparty with a PDL/Wellstat Security Interest to secure an obligation of an Adverse Party to the Counterparty, including, without limitation, the Deed of Trust, the Intellectual Property Security Agreements (as defined in the Settlement Agreement) and the Notes (as defined in the Settlement Agreement).
“PDL/Wellstat Documents” means, collectively, all documents and agreements by and among the Counterparty and the Adverse Party relating to any commercial transaction that was ever contemplated or consummated between the Counterparty on the one hand and any Adverse Party or any Affiliate of any Adverse Party on the other hand before the date of this Agreement, including, but not limited to, the documents identified on Schedule B to the Settlement Agreement, in each case, as amended, amended and restated, supplemented or otherwise modified prior to the effective date of the Settlement Agreement, provided, however, that all rights under all PDL/Wellstat Documents are subject to the resolution of the Claims in, and the terms of, the Settlement Agreement.
“PDL/Wellstat Financing Statements” means each UCC financing statements listing the Counterparty as secured creditor and an Adverse Party or an Affiliate of an Adverse Party as debtor.
“PDL/Wellstat Security Interests” means each mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, possessory collateral (including certificates of equity interests of an Adverse Party and associated powers) or security interest held by the Counterparty against an Adverse Party, including those held pursuant to a PDL/Wellstat Collateral Document and/or evidenced by a PDL/Wellstat Financing Statement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or Governmental Authority.
“Privileges” has the meaning set forth in the definition of “Protected Material”.
“Proceeds” means, collectively: (i) any and all gross, pre-tax monetary awards, damages, recoveries, judgments or other property or value awarded to or recovered by or on behalf of (or reduced to a debt owed to) the Counterparty on account or as a result or by virtue
    Exhibit A - Page 4

(directly or indirectly) of the Claim, whether pursuant to the Settlement Agreement or any collection and enforcement efforts with respect to the Claim, whether by negotiation, arbitration, mediation, diplomatic efforts, lawsuit, settlement, or otherwise; and includes all of the Counterparty’s legal and/or equitable rights, title and interest in and/or to any of the foregoing, whether in the nature of ownership, lien, security interest or otherwise; [***]. All of the foregoing constitute Proceeds in any form, including cash, real estate, negotiable instruments, intellectual or intangible property, choses in action, contract rights, membership rights, subrogation rights, annuities, claims, refunds, and any other rights to payment of cash and/or transfer(s) of things of value or other property (including property substituted therefor), whether delivered or to be delivered in a lump sum or in installments.
“Protected Material” means any Confidential Information that is the work product of qualified legal advisers and/or attorney work product, protected by the attorney-client privilege or any similar privilege in any jurisdiction including, for the avoidance of doubt, legal professional privilege and/or litigation or arbitral privilege, or that is protected by any rules of professional secrecy in any jurisdiction (collectively, “Privileges”), including: (i) information prepared by a party to a Claim or any of its Affiliates or their counsel, advisors, consultants or agents; or (ii) information prepared by the Capital Provider or any of its Representatives in connection with the review of a Claim, including legal and factual memoranda, case analyses and evaluations.
“Recipient” has the meaning set forth in Section 7.1.
“Representation Date” means (i) the date hereof, and (ii) the date on which the Capital Provider makes payment of the Capital Amount, which shall be no later than December 31, 2020.
“Representatives” means, with respect to any person or entity, as applicable, its Affiliates and its and their directors, officers, managers, members, agents, employees, assignees, lawyers, accountants, consultants, advisors, auditors and independent contractors.
“Rules” has the meaning set forth in Section 24.
“Scheduled Final Payment” has the meaning given such term in the Settlement Agreement.
“Settlement Agreement” means that certain Settlement and Mutual Release Agreement between the Counterparty and the Adverse Parties dated as of August 11, 2020 relating to the Claim, together with all associated documents to the Settlement Agreement (including any confession of judgment authorized by some or all of the Adverse Parties).
“Supporting Obligations” has the meaning given to such term in the NYUCC.
    Exhibit A - Page 5

“Tax” means any tax, duty, contribution, impost, withholding, levy or other charge or withholding of a similar nature (including use, sales and value added taxes), whether domestic or foreign, and any fine, penalty, surcharge or interest in connection therewith.
“Transaction Documents” means, collectively, this Agreement and the Assignment.
“Tribunal” has the meaning set forth in Section 24.
“Wellstat Collateral” has the meaning given to the term “Collateral” in the Settlement Agreement.

    Exhibit A - Page 6

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Annex I
Counterparty: PDL BioPharma, Inc.

1.Type of Entity:	Corporation
2. Jurisdiction of Organization or Formation:	Delaware
3. Security Agreement(s):	Security Agreement, dated as of the date hereof, between the Counterparty as grantor and the Capital Provider as secured parties
4. Notice Information:	Address: 59 Damonte Ranch Parkway, Suite B-375, Reno, Nevada 89521 Fax Number: 775-832-8501 Email Address: general.counsel@pdl.com Attn: General Counsel
5. Notice Information for Nominated Lawyers:	Address: 200 Park Avenue, New York, NY 10166-0193 Fax Numbers: 212-351-5236; 212-351-6253 Email Addresses: rweigel@gibsondunn.com; JMyatt@gibsondunn.com Attn: Robert Weigel; Jason Myatt

Capital Provider:     Epps Investments LLC

6. Type of Entity:	Limited liability company
7. Jurisdiction of Organization or Formation:	State of Delaware
8. Notice Information:	Epps Investments LLC 251 Little Falls Drive Wilmington, DE 19808 [***] Attn: Manager

    Annex I - Page 1

Annex II

1. Description of the Claim:
The consolidated actions styled PDL BioPharma, Inc. v. Samuel Wohlstadter et al., Index No. 653028/2015 (Sup Ct, NY County) and Samuel Wohlstadter et al. v. PDL BioPharma, Inc., Index No. 653512/2015 (Sup Ct NY County) and any claims of the Counterparty arising out of or related to the conduct alleged in such actions, subject in all instances to the resolution thereof contained in the Settlement Agreement.

The Claim also includes any variations or expansions of the above claims by the addition of any claims and/or parties from time to time, including the following (subject in all instances to the resolution thereof contained in the Settlement Agreement):
[***]

2. Settlement Agreement	Notwithstanding anything else contained in the definition of the “Claim” or in the Agreement, the Claim includes all of the Counterparty’s rights against the Adverse Parties, including all rights of the Counterparty under the Settlement Agreement, which settles the disputes regarding the Counterparty’s rights being litigated in the foregoing actions and the Counterparty’s rights under all of the PDL/Wellstat Documents, and reaffirms the Counterparty’s rights under the PDL/Wellstat Collateral Documents, as such rights are settled, resolved and modified under the Settlement Agreement.
3. Payment account of the Counterparty:	Beneficiary: PDL BioPharma, Inc. Address: 932 Southwood Blvd Incline Village, NV 89451 [***]

4. Payment account of the Capital Provider:	To be provided in writing.
5. Identity of the Adverse Party:
Defined Diagnostics, LLC (f/k/a Wellstat Diagnostics, LLC)
Samuel J. Wohlstadter
Nadine H. Wohlstadter
Hyperion Catalysis International
Wellstat Vaccines, LLC
Wellstat ImmunoTherapeutics, LLC
Wellstat BioCatalysis, LLC
Wellstat AVT Investment, LLC
Wellstat Biologics Corporation
Wellstat Management Company, LLC
Wellstat Ophthalmics Corporation
Wellstat Therapeutics Corporation
Wellstat Therapeutics EU Limited
Duck Farm, Inc.
Hebron Valley Farms, Inc.
HVF, Inc.
Hyperion Catalysis EU Limited
NHW, LLC
SJW Properties, Inc.